LYRIS ANNOUNCES EQUITY FINANCING

     (EMERYVILLE, CA) April 13, 2010—Lyris, Inc. (OTCBB: LYRI), the online marketing expert, today announced that it has raised an aggregate of $6 million through a private placement of its common stock to two existing shareholders. Lyris sold 18,181,818 shares at $0.33 per share, and intends to use the proceeds of the financing to reduce existing indebtedness and to fund its expansion plans.

     “We have experienced continued market adoption of Lyris HQ, our industry-leading online marketing platform, and the proceeds from this transaction will enable us to accelerate our market development efforts. This will include an expansion of our sales force and marketing programs both in the U.S. and in international markets,” said Luis Rivera, chief executive officer.

     Rivera also said that as a result of this transaction the company expects to renegotiate the terms of its current credit agreement with Comerica Bank. “We believe this infusion of capital will enable us to amend our credit agreement and incorporate more favorable terms. By revising the financial covenants that require certain levels of cash flow, we will now gain the flexibility to pursue what we believe are substantial near-term growth opportunities for the company,” he noted.

     He continued, “With Lyris HQ, we have brought to market an integration between email marketing and other aspects of online marketing that is both powerful and unmatched. This funding will enable us to capitalize on what we see as an exciting opportunity to accelerate our growth rate.”

     Lyris, Inc. (OTCBB: LYRI) is the first online marketing solution provider to integrate email marketing with diverse online marketing channels to create more efficient and effective marketing organizations. The company’s flagship offering, Lyris HQ, is an all-in-one online marketing solution that combines email marketing with search, social and mobile channels, enhanced by embedded deliverability and Web analytics. Lyris HQ provides online marketers actionable insights that help them make intelligent decisions and improve results. Clients include American Apparel, Body Glove, British Museum Company Ltd., Minnesota Timberwolves, PC Recycler, and Student Advantage. For more information, visit www.Lyris.com.

     This press release contains forward-looking statements, including statements about our business strategy, completion of the integration of Lyris HQ and credit agreement renegotiation, the achievement of which involve many risks and uncertainties. If any such risks or uncertainties materialize or if any of our assumptions prove incorrect, our results could differ materially from what is expressed or implied by our forward-looking statements. The risks and uncertainties include, but are not limited to, risks associated with possible fluctuations in our financial and operating results, unexpected difficulties that may delay the integration of Lyris HQ, and our dependence on revenue from our email marketing software and services. Further information on these and other factors that could affect the company’s financial results is included in our annual report on Forms 10-K for the year ended June 30, 2009, and in other filings we make with the Securities and Exchange Commission from time to time. These documents are available on the SEC website at www.sec.gov, or on our website, www.lyris.com. Lyris, Inc. assumes no obligation and does not intend to update these forward-looking statements, except as required by law.

Contact:

Richard McDonald

 Director, Investor Relations

Lyris, Inc.

(610) 688-3305

rmcdonald@lyris.com